Exhibit 2.4

FIRST AMENDMENT TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

This First Amendment to the Share Exchange Agreement and Plan of Reorganization (this “First Amendment”), dated February 17, 2011, and effective as of July 2, 2010, by and among CleanTech Innovations, Inc., a Nevada corporation (“Purchaser”), and Liaoning Creative Bellows Co., Ltd. (“Creative Bellows”), a company organized under the laws of the People’s Republic of China (“PRC”), and each of the undersigned owners of Creative Bellows (the “Creative Bellows Shareholders”).

RECITALS

WHEREAS, Purchaser, Creative Bellows and the Creative Bellows Shareholders are parties to that certain Share Exchange Agreement and Plan of Reorganization, dated July 2, 2010 (“Share Exchange Agreement”).

WHEREAS, Purchaser, Creative Bellows and the Creative Bellows Shareholders desire to revise the Share Exchange Agreement to amend and restate Section 2.1 and add a new paragraph Section 3.1(h).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Creative Bellows and the Creative Bellows Shareholders agree to the foregoing and as follows:

1. Definitions.  Capitalized terms used herein shall have the meanings ascribed to them in the Share Exchange Agreement.

2. Modifications.

a. Modification of Section 2.1. Section 2.1 of the Share Exchange Agreement shall be deleted and replaced in its entirety to read as follows:

“The Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, the parties hereby agree that, in exchange for the issuance of an aggregate of 15,122,000 shares of Purchaser’s Common Stock (the “Shares”) to the Creative Bellows Shareholders at the Closing, the Creative Bellows Shareholders shall enter into and consummate a series of transactions by which Purchaser shall acquire all of the ownership interests in Creative Bellows and take any actions necessary to cause the formation of Creative Bellows as a wholly foreign-owned enterprise of the Purchaser with the requisite PRC governmental authorities.”

b. Modification of Section 3.1. Section 3.1 of the Share Exchange Agreement shall be amended by adding a new paragraph (h) after Section 3.1(g) as follows:

“(h)           The Creative Bellows Shareholders hereby agree to indemnify the Purchaser against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of a failure of Creative Bellows to attain the status of a wholly foreign-owned enterprise of the Purchaser under the requisite PRC laws and regulations.”

3. Authority.  Each party represents and warrants to the other party that this First Amendment is being executed by the authorized representatives of each respective party.

4. Effect of Amendments.  Except as expressly amended herein, the terms and conditions of the Share Exchange Agreement shall remain unchanged and in full force and effect.

5. Miscellaneous.

a. Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to Purchaser:

CLEANTECH INNOVATIONS, INC.
603, Unit 3, DongFeng South Road, NaShiLiJu 34,
ChaoYang District, Beijing, China 100016
Attention: Jonathan Woo, Chief Executive Officer
Tel: (01) 391-146-5973

If to Creative Bellows:

LIAONING CREATIVE BELLOWS CO., LTD.
C District, Maoshan Industry Park,
Tieling Economic Development Zone,
Tieling, Liaoning Province, China 112616
Attention: Bei Lu, Chairman and Chief Executive Officer
Tel: (86) 0410-6129922

with a copy to :

The Newman Law Firm, PLLC
44 Wall Street, 20th Floor
New York, NY 10005
Attention: Robert Newman, Esq.
Tel: (212) 248-1001
(which copy shall not constitute notice)

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next Business Day following the deposit of such communications with the overnight courier. The address for notice may be changed by delivering a notice of such change of address in the manner proscribed herein.

b. Further Assurances. Each Party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this First Amendment.

c. Governing Law. This First Amendment shall be interpreted, construed and enforced in accordance with the laws of the State of New York, applied without giving effect to any conflicts-of-law principles.

d. Commissions. Each of the Parties hereto represents and warrants that no broker or finder is entitled to any brokerage or finder’s fee or other commission in connection with this First Amendment. Each of the Parties hereto shall pay or discharge, and shall indemnify and hold the other harmless from and against, all claims or liabilities for brokerage commissions or finder’s fees incurred by reason of any action taken by it.

e. Captions. The captions or headings in this First Amendment are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this First Amendment.

f. Integration of Exhibits and Schedules. All Exhibits and Disclosure Schedules to the Share Exchange Agreement are integral parts of this First Amendment as if fully set forth herein.

g. Entire Agreement. This First Amendment, the Share Exchange Agreement and the Related Agreements to the Share Exchange Agreement, including all Exhibits and Disclosure Schedules attached thereto, contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

h. Expenses. Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this First Amendment and the transactions contemplated hereby.

i. Counterparts. This First Amendment may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

j. Binding Effect. This First Amendment shall be binding on, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this First Amendment. No Party may assign any right or obligation hereunder without the prior written consent of the other Parties.

k. No Rule of Construction. The Parties agree that, because all Parties participated in negotiating and drafting this First Amendment, no rule of construction shall apply to this First Amendment which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this First Amendment.

[Signature Pages Follow]

SIGNATURE PAGE OF PURCHASER AND CREATIVE BELLOWS TO
FIRST AMENDMENT TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, CleanTech Innovations, Inc. and Liaoning Creative Bellows Co., Ltd. have caused this First Amendment to the Share Exchange Agreement and Plan of Reorganization to be executed by their respective duly authorized officers, all as of the date first above written.

By Purchaser:

CLEANTECH INNOVATIONS, INC.

By:	/s/ Jonathan Woo
Name:	Jonathan Woo
Title:	Chief Executive Officer

By Creative Bellows:

LIAONING CREATIVE BELLOWS CO., LTD.

By:	/s/ Bei Lu
Name:	Bei Lu
Title:	Chief Executive Officer

SIGNATURE PAGE OF CREATIVE BELLOWS SHAREHOLDERS TO
FIRST AMENDMENT TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the owners of Liaoning Creative Bellows Co., Ltd. have executed this First Amendment to the Share Exchange Agreement and Plan of Reorganization as of the date first above written.

By:	/s/ Bei Lu
Bei Lu
64.66% ownership interest
By:	/s/ Dianfu Lu
Dianfu Lu
13.02% ownership interest
By:	/s/ Wenge Chen
Wenge Chen
13.02% ownership interest
By:	/s/ Ping Chen
Ping Chen
4.65% ownership interest
By:	/s/ ShengFen Lin
ShengFen Lin
4.65% ownership interest